Exhibit 10(g)(i)
TERMINATION GENERAL RELEASE
This Termination General Release (the “Release”) sets forth the terms of agreement by and between the parties as further described below:

1.	The Parties

A.“The Employee” means Joseph E. Harlan, Employee ID U547959, an individual who resides at 4209 Verano Drive, Austin, Texas 78735.

B.“Dow” or the “Company” means The Dow Chemical Company, a Delaware corporation, with its corporate offices located at 2030 Dow Center, Midland, Michigan 48674; and any of its past, present and future affiliates, subsidiaries, officers, directors, employees, and shareholders, and all of its and their respective heirs, successors, and assigns.

C.The Employee and Dow shall be collectively referred to as the Parties (“Parties”).

2.	Termination of Employment Relationship

A.The Parties will end their employment relationship on December 31, 2017 (the “Termination Date”). Unless otherwise indicated in this Release, the Termination Date shall be December 31, 2017, or, if the Employee separates from the Company on a date other than December 31, 2017, the Termination Date will be the actual date on which the employment relationship between the Parties is terminated.

B.The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date upon notice. Should this occur, then during such administrative leave, Employee will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date. The Company reserves the right to end the period of any such administrative leave and return the Employee to work at its discretion. Employee acknowledges the following: (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Release; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Employee has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released person or entity; and (v) Employee has provided the Company with written notice of any other complaints, claims, or actions against the Company or any released person or entity.

3.	Transition Assistance Benefits

The transition assistance benefits which Employee will receive if Employee signs, returns and does not revoke this Release in a timely manner consist of the following:

A.U. S. Severance Plan. Employee is eligible to receive under The Dow Chemical Company U.S. Severance Plan (the “Severance Plan”): (a) a lump sum severance payment of $788,829.00 (less deductions or withholdings required by law or by agreement between the Parties and any outstanding amounts Employee owes to the Company, including but not limited to any outstanding balance owed on any housing or relocation loans), and (b) any other additional benefits that are available to the Employee under the Severance Plan.

Employee understands that payment will be made at the times and in the form set forth in the Summary Plan Description for the Severance Plan.

B.Supplemental Amount. Employee is eligible to receive a supplemental severance payment in the amount of $431,010.00 (less deductions or withholdings required by law or by agreement between the Parties and any outstanding amounts Employee owes to the Company, including but not limited to any outstanding balance owed on any housing or relocation loans).

Employee understands that payment will be made at the same time as the severance payment described in paragraph 3.A, above.
C.Long-Term Incentive Awards. The vesting of outstanding stock options, deferred and performance shares will continue subject to the other original grant terms and conditions. However, there will be no proration, and Employee will be permitted to exercise his stock options for the full original term. Employee will be released from Company’s insider list as soon as is practicable after the 2017 second quarter earnings release.

D.2017 Performance Award. Employee will be eligible for the full 2017 Performance Award, conditioned on the actual 2017 Performance Award Program result and subject to the terms and conditions of the 2017 Performance Award Program.

E.Medical Coverage. Employee may elect to extend Employee’s medical coverage (but not dental coverage) at the active premium rates as described in the document entitled “Information About Your Immediate Medical and Dental Options” (the “Medical Information Document”). Employee must make such election in accordance with the requirements set forth in the Medical Information Document.

4.Full and Final Release. In consideration for the transition assistance benefits described above, Employee releases and discharges the Company from all claims (including claims for attorney's fees and costs), demands and causes of action, known or unknown, which Employee may have or claim to have, arising out of, or in any way relating to, Employee’s employment or termination of Employee’s employment with the Company, whether based on any act or omission to act. This includes, but is not limited to, claims of negligence, intentional misconduct, breach of contract (whether written or oral), violation of the Employee Retirement Income Security Act of 1974 (ERISA) (as amended), violation of the Age Discrimination in Employment Act of 1967 (ADEA) (as amended), violation of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (as amended), violation of the Worker Adjustment and Retraining Notification Act (WARN) (as amended), violation of the Americans with Disabilities Act of 1990 (as amended), National Labor Relations Act (as amended), claims arising under any other federal, state or local laws, executive orders, regulations, directives, codes, common law, constitutional provision or public policy prohibiting employment discrimination based on age, color, race, gender/sex, sexual preference/orientation, height, weight, marital status, national origin, mental or physical disability, religious affiliation, veteran status or any other forms of discrimination, and claims based on any other laws, executive orders, regulations, directives, codes, common law, constitutional provision or public policy affecting relations between employers and employees, including claims growing out of the Company's termination of its employees.

5.Exceptions to the Release. This Release does not waive any claims (A) for unemployment or workers’ compensation, (B) for vested or other rights to which the Employee may be entitled under the Company’s employee benefit plans on the date Employee signs this Release that cannot legally be waived, (C) that may arise after Employee signs this Release, (D) for reimbursement of expenses under the Company’s expense reimbursement policies, or (E) which cannot be released by private agreement. In addition, nothing in this Release, including but not limited to the acknowledgements, Full and Final Release, and provisions related to Confidential Information of Company, Non-Disparagement, Non-Compete, Company Property, Confidentiality, and Cooperation, (i) limits or affects Employee’s right to challenge the validity of this Release under ADEA or the Older Workers Benefit Protection Act (OWBPA) or (ii) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission EEOC, the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity, although by signing this Release, Employee waives the right to individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency. Furthermore, nothing in this Release prohibits Employee from reporting possible violations of federal law or regulation to any responsible government authority, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; and Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures. If any disclosures Employee makes to the responsible government authorities include Company Confidential Information, Employee will so notify the authorities in time for them to take steps to protect the information’s confidentiality. Employee is hereby notified that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (A) made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to court order.

6.Confidential Information of Company. Subject to paragraph 5, Employee will not disclose to anyone or use, directly or indirectly, after termination of Employee’s employment with the Company, any Confidential Information of the Company, except with the written consent of the Company. “Confidential Information” is defined herein to mean trade secrets, know-how, and other information, not generally known, relating to the Company's business which was disclosed to Employee or with which Employee became familiar during Employee’s term of employment with the Company (including information conceived, originated, discovered or developed in whole or in part by Employee). “Confidential Information” includes information relating to the Company's business practices and prospective business interests, including, but not limited to, customer lists, forecasts, business and strategic plans, financial and sales information, products, processes, equipment, manufacturing operations, marketing programs, research, product development, engineering, computer systems and software, and personnel records. This obligation shall continue until such Confidential Information becomes generally known to the public without participation on Employee’s part.

7.Non-Disparagement. Subject to paragraph 5, Employee agrees that Employee will not at any time or in any manner, and whether directly or indirectly, criticize or disparage the Company or otherwise provide information, issue statements, or take any other action intended or reasonably likely to result in material harm, embarrassment, humiliation to the Company or cause or contribute to it being held in disrepute by any person.

8.Non-Compete. For a period of two (2) years from Employee’s Termination Date, Employee will not either directly or indirectly, participate in, consult with or render services to any Competing Business, nor have any interest in any Competing Business. “Competing Business” means any entity or person engaged in or about to become engaged in research, development, production, marketing or selling of one or more Competing Products. “Competing Products” means products, processes or services competing directly or indirectly with the Company’s current or contemplated products, processes or services in the area the Employee worked for the Company or in an area where the Employee was exposed to Confidential Information (as defined in paragraph 6), during the last five (5) years of Employee’s employment at the Company. In addition, for such two (2) year period, Employee will not interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, with respect to a business carried on by the Company and any other party, including the solicitation of Company employees. The restrictions of this provision apply to (a) the state(s) within the United States that was Employee’s primary work location or territory during the five (5) years immediately preceding Employee’s Termination Date, (b) any area of the United States where the Company is conducting business or may be reasonably expected to engage in business, or (c) any other country of the world where the Company is conducting business or may be reasonably expected to engage in business. Such restrictions shall apply to Employee, as owner, partner, officer, employee, consultant or advisor. For purposes of this provision, ownership of not more than one percent of the common or preferred stock of any publicly held company whose stock is listed on any recognized stock exchange or traded over the counter shall be disregarded.

9.Company Property. Employee agrees that Employee has returned or will return to the Company on or before Employee’s Termination Date, any and all Company property and Confidential Information, including originals and copies thereof (whether in hard copy or electronic form), including, without limitation, books, records and documents, files, memoranda, credit cards, Company passes, keys, computer access codes, disk and instructional manuals, tools, computers, and other physical property, which was or may be in Employee’s possession or under Employee’s control.

10.Confidentiality. Subject to paragraph 5, Employee will not disclose the terms of this Release to any person unless required by law without the written consent of the Company, except to Employee’s legal, financial and tax advisors, and members of Employee’s immediate family, and any prospective or subsequent employer as respects any of Employee’s obligations under paragraphs 6 through 9 who may need to be informed of these terms of this Release. If Employee does tell any of the persons listed in the preceding sentence about the Release or its contents, Employee must immediately tell them that they must keep the disclosed information confidential as well.

11.Enforcement of Covenants. Employee agrees that the Company would be irreparably injured by a violation by Employee of paragraphs 6 through 10 and that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to (A) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining Employee from the actual or threatened breach, and (B) recover from Employee all sums paid to Employee or on behalf of Employee pursuant to this Release.

12.Obligations. This Release does not affect the Employee’s rights and obligations under the Company’s standard Employee Agreement or any other secrecy, confidentiality, non-competition, or invention agreements that the Employee has signed with the Company or under the various Company employee compensation or benefit plans and programs, except as specifically modified herein. Apart from the benefits recited in this Release, Employee waives any rights Employee has to any benefits offered or adopted by the Company that are not specifically listed in this Release, except for those benefits in which the Employee has vested rights pursuant to the applicable plan and applicable law that cannot legally be waived.

13.Cooperation. Subject to paragraph 5, Employee agrees to cooperate with Company and its attorneys, both during and after the termination of Employee’s employment, in connection with any litigation or other proceeding arising out of or relating to matters of which Employee was involved prior to the termination of Employee’s employment. Employee’s cooperation shall include, without limitation, providing assistance to Company's counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that Employee’s cooperation is requested after the termination of Employee’s employment, Company will (1) seek to minimize interruptions to Employee’s schedule to the extent consistent with its interests in the matter; and (2) reimburse Employee for all reasonable and appropriate out-of-pocket expenses actually incurred by Employee in connection with such cooperation upon reasonable substantiation of such expenses.

Employee agrees that Employee will not testify voluntarily in any lawsuit or other proceeding which directly or indirectly involves Company, or which may create the impression that such testimony is endorsed or approved by Company, without providing notice (including the general nature of the testimony) to the Company's General Counsel promptly, and in no event later than two (2) business days, after receiving an order or request to testify.

14.Acknowledgement of Receipt of Documents. By signing below, Employee acknowledges receipt of this Termination General Release, U.S. Severance Plan Summary Plan Description, and Information About Your Immediate Medical and Dental Options. Employee understands that Employee is responsible for reading and becoming familiar with the documents, and that if Employee has any questions regarding the documents, Employee will direct those questions to the Plan Administrator.

15.Advice of Counsel, Consideration and Revocation Periods and Effective Date. Dow advises Employee to consult with an attorney prior to signing this Release. Employee has twenty-one (21) days to consider whether to sign this Release (the “Consideration Period”). Employee must return this signed Release to Workforce Planning, The Dow Chemical Company, EDC, Midland, Michigan 48674, by First Class mail or by hand delivery within the Consideration Period but not prior to the Termination Date. If Employee signs and returns this Release before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven days from the date of the signing of this Release to revoke this Release by delivering a written notice of revocation within the seven day revocation period to Workforce Planning. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Release will become effective on the eighth day after Employee signs this Release provided Employee does not revoke this Release. Any modification or alteration of any terms of this Release by Employee voids this Release in its entirety. Employee agrees with the Company that changes to the Release, whether material or immaterial, do not restart the running of the Consideration Period. The Company is not required to make any payments described in this Release unless the Release becomes effective.

16.Applicable Law and General Provisions. This Release shall be interpreted under the law of the state in which Employee last worked. This Release sets forth the entire agreement between the parties. Employee is not relying on any other agreements or oral representations not fully addressed in this Release. The provisions of this Agreement are severable, and if any part of this Release is found by a court of law to be unenforceable, the remainder of this Release will continue to be valid and effective. The headings in this Release are provided for reference only and shall not affect the substance of this Release.

17.Significance of Employee’s Signature. Employee’s signature below indicates that Employee:

A.has carefully read and reviewed this Release;

B.fully understands all of its terms and conditions;

C.fully understands that the Release is legally binding and that by signing it, Employee is giving up certain rights;

D.fully understands that, notwithstanding any other provision of this Release (including, without limitation, paragraphs 6, 7, 10, and 13) nothing in this Release prohibits Employee from making any communication Employee is permitted to make by law to the extent the law would override any contrary restrictions on such communication in this Release; for example, nothing in this Release prohibits Employee from reporting possible violations of law to a responsible government authority, or requires Employee to seek authorization from the Company or to notify the Company if Employee makes such reports;

E.has not relied on any other representations by the Company, whether written or oral, concerning the terms of the Release;

F.has been provided up to twenty-one (21) days to consider this Release and agrees that changes to this Release, whether material or immaterial, do not restart the Consideration Period;

G.will have seven (7) days to revoke his or her acceptance of the Release after signing it;

H.has been advised, and has had the opportunity, to consult with an attorney prior to signing the Release;

I.has signed and delivered this Release freely and voluntarily; and

J.is duly authorized to sign this Release and has not assigned or attempted to assign or give to anyone else any claim Employee has or believes that he or she may have against the Company.

IN WITNESS WHEREOF, the parties to this Release have executed this instrument on the date(s) set forth below.

July 12, 2017		/s/ JOSEPH E. HARLAN
Date of Signing		Joseph E. Harlan

ACCEPTED:

THE DOW CHEMICAL COMPANY

	By:	/s/ JOHANNA SODERSTROM
Johanna Söderström
Chief Human Resources Officer and
Senior Vice President
Human Resources and Aviation

	Date:	July 12, 2017